EXHIBIT 21.1

Subsidiaries of the Registrant

Roadships Acquisitions US, Inc. is domestic corporation incorporated in the State of Florida.  The Company owns 100% of the issued and outstanding common stock.

Roadships America, Inc. is domestic corporation incorporated in the State of Florida.  The Company owns 100% of the issued and outstanding common stock.

Roadships Acquisition Pty, Ltd is a corporation formed under the laws of Australia.  The Company owns 100% of the issued and outstanding common stock.

Roadships Freight Pty, Ltd (formerly Endeavour Logistics Pty, Ltd) is a corporation formed under the laws of Australia.  The Company owns 100% of the issued and outstanding common stock.